Exhibit 15.2

[Global Law Office Letterhead]

March 31, 2021

Fangdd Network Group Ltd.

18/F, Unit B2, Kexing Science Park

15 Keyuan Road, Technology Park

Nanshan District, Shenzhen 518057

People’s Republic of China

Dear Sirs,

We hereby consent to references to our name under the heading “Item 4.C. Information on the Company—Organizational Structure—Contractual Arrangements with our VIE and its Shareholders” in the annual report on Form 20-F of Fangdd Network Group Ltd. (the “Company”) for the year ended December 31, 2020 (the “Annual Report”), and further consent to the incorporation by reference into the Registration Statement (Form S-8 No. 333-237506) pertaining to the Company’s Amended and Restated 2018 Share Incentive Plan, of our opinion under the heading “Item 4.C. Information on the Company—Organizational Structure—Contractual Arrangements with our VIE and its Shareholders” in the Annual Report. We also consent to the filing of this consent letter with the U.S. Securities and Exchange Commission as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Global Law Office
Global Law Office